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INTERCREDITOR AGREEMENT

        INTERCREDITOR AGREEMENT (this "Agreement") dated as of February 13, 2001 by and among the persons set forth on Exhibit A annexed hereto, as may be amended from time to time as provided for herein (each, an "Investor", and collectively, the "Investors") and TBDW Holdings, Inc., a Delaware corporation, as collateral agent (the "Collateral Agent").

WITNESSETH:

        WHEREAS, the Investors have agreed to make loans in one or more tranches up to $5,000,000 (collectively, the "Loan") to Williams Controls, Inc., a Delaware corporation (the "Company"), which Loan will be evidenced by separate debentures (each a "Debenture" and collectively, the "Debentures"), issued jointly and severally by the Company, Williams Controls Industries, Inc., a wholly-owned subsidiary of the Company ("Industries"), Hardee Williams, Inc., a wholly-owned subsidiary of the Company ("Hardee") and Agrotec Williams, Inc., a wholly-owned subsidiary of the Company ("Agrotec"), to each of the Investors in the amount of their loans, with each Debenture payable to the Collateral Agent as each tranche is made and each Investor has contributed the amounts (the "Amounts") and owns the percentage of the Loan (the "Ownership Interest") as set forth opposite such Investor's name on Exhibit A, which shall be amended upon in accordance with each tranche; and

        WHEREAS, the Loan is secured by (i) a second mortgage on Industries's real property located in Tigard, Oregon, (ii) a second mortgage on Hardee's real property located in Loris, South Carolina, and (iii) a first mortgage on Agrotec's real property located in Kirby Township, North Carolina (collectively, the "Mortgages"); and

        WHEREAS, the Investors desire to set forth certain of their rights in relation to the Loan and the Mortgages.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

        1.    Appointment as Collateral Agent. Each Investor hereby irrevocably appoints and authorizes the Collateral Agent, as its sole representative, and by this appointment, the Collateral Agent is hereby authorized and empowered (a) to receive and distribute all payments due by the Company under the Debentures, (b) in the event that the Company is in default under the terms of the Debentures, to notify the Company and each Investor of such default, and (c) to execute and deliver, on its behalf, an intercreditor agreement (the "Wells Fargo Intercreditor Agreement") with Wells Fargo Credit, Inc. ("Wells Fargo"). Each Investor represents, warrants and covenants to the other Investors and the Collateral Agent that it shall not take any action in connection with the Debentures, the Mortgages, the Intercreditor Agreement, unless instructed in writing to do so by the Investors holding in excess of 50% of the Ownership Interests.

        2.    Payments due under the Debentures. The Investors hereby agree and acknowledge that the Debentures shall provide and the Company shall be instructed to pay and deliver all sums due under the Debentures to the Collateral Agent. Within fifteen (15) days of receipt of such payment, the Collateral Agent shall distribute such payment in accordance with the Wells Fargo Intercreditor Agreement and/or to the Investors in accordance with their respective Ownership Interests set forth on Exhibit A annexed hereto. In the event that the Company delivers a payment with respect to the Debentures to an Investor, such Investor shall immediately deliver such payment to the Collateral Agent for disbursement by the Collateral Agent in accordance with the Wells Fargo Intercreditor Agreement and/or the Investors' Ownership Interests.

        3.    Actions of Collateral Agent. Subject to Section 6 hereof and except as specifically set forth in Sections 1 and 2 hereof, the Collateral Agent shall not take any action in connection with the Debentures, the Mortgages or the Wells Fargo Intercreditor Agreement, including, but not limited to amending the Wells Fargo Intercreditor Agreement, or acting upon the real property underlying the Mortgages unless instructed in writing to do so by the Investors holding in excess of 50% of the Ownership Interests.

        4.    Indemnification of Collateral Agent. To the extent the Collateral Agent is not indemnified by the Company, the Investors shall, jointly and severally, reimburse and/or indemnify the Collateral Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, but not limited to, reasonable attorney's fees) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Collateral Agent in connection with the performance of its duties hereunder; provided, however, that no Investor shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Agent's fraud, gross negligence or willful misconduct. The provisions of this Section shall survive the termination of this Agreement.

        5.    Duties of Collateral Agent.

        i.      The Collateral Agent need perform only those duties that are specifically set forth in this Agreement and no others.

        ii.    In the absence of gross negligence on its part, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Collateral Agent and conforming to the requirements of this Agreement but, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Collateral Agent.

        iii.    The Collateral Agent may not be relieved from liability for its gross negligence or its own willful misconduct, except that:

          a.    The Collateral Agent shall not be liable for any error of judgment made in good faith, unless it is proved that the Collateral Agent was grossly negligent in ascertaining the pertinent facts.

          b.    The Collateral Agent shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the terms hereof.

          c.    No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its rights, powers or duties if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

        iv.    The Collateral Agent may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it in its sole discretion against any loss, liability, expense or fee.

        v.    The Collateral Agent shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with all of the Investors. Money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by the law.

        6.    Rights of Collateral Agent.

        Subject to Section 5 hereof:

    i.
    The Collateral Agent may rely on any document reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Collateral Agent need not investigate any fact or matter stated in the document.

    ii.
    Before the Collateral Agent acts or refrains from acting, it may require an officers' certificate or an opinion of counsel, or both. The Collateral Agent shall be protected and shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

    iii.
    The Collateral Agent may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed by it with due care.

    iv.
    The Collateral Agent shall not be liable for any action it takes or omits to take which it reasonably believes to be authorized or within its rights or powers; provided that the Collateral Agent's conduct does not constitute gross negligence, fraud or willful misconduct.

    v.
    The Collateral Agent may consult with counsel of its selection, and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

        7.    Collateral Agent's Disclaimer.

        The Collateral Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Agreement, the Debentures of the Mortgages, it shall not be accountable for the use of the proceeds with respect to the Mortgages.

        8.    Notice of Defaults.

        If the Company defaults under the Debentures, such default is continuing and such default is known to the Collateral Agent, the Collateral Agent shall notify the Company and each Investor of such default within 10 days of its actual knowledge of such default.

        9.    Resignation of the Collateral Agent.

        The Collateral Agent may resign by providing the Investors with at least 30 days advanced written notice of its resignation.

        10.  Entire Agreement. This Agreement represents the entire agreement among the Investors and the Collateral Agent regarding the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements and understandings whether written or oral. This Agreement cannot be amended or terminated except by a written instrument signed by all parties. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement. The rights and provisions of this Agreement are for the sole and exclusive benefit of the Investors and the Collateral Agent and no third party shall have the right or authority to enforce any of the rights or provisions contained herein.

        11.  Notices. Any and all notices given or required to be given hereunder shall be in writing and shall be given by certified mail, postage prepaid, return receipt requested, to the Investors to their address set forth on Exhibit A annexed hereto.

        12.  Counterparts. It is contemplated that additional Investors will execute this Agreement, whereby each additional Investor merely must execute a signature page to this Agreement to become a party hereto, and no other party is required to execute such additional signature page other than the Collateral Agent. Such additional signature pages, together with all other signature pages executed in connection with this Agreement, shall be deemed an original and together shall constitute on and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

TBDW HOLDINGS, INC., as collateral agent
By:
/s/ ROBERT F. TAYLOR V. Pres.
Investors:
[NAME]
By:
/s/ [ILLEGIBLE]
Name: [ILLEGIBLE] Title: [ILLEGIBLE]
[Address for Notices]
Dolphin [ILLEGIBLE] 129 E. 17th Street NY, NY 16003
[NAME]
By:

Name: Title:
[Address for Notices]
[NAME]
By:

Name: Title:
[Address for Notices]

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INTERCREDITOR AGREEMENT
WITNESSETH